Exhibit 12

FIRST BANCORP
COMPUTATION OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS
(In thousands, except for ratios)
(Unaudited)

	Six Months Ended June 30,				Years Ended December 31,
	2010		2009		2009		2008		2007		2006		2005
Including Interest on Deposits:
Earnings:
Income before income taxes	$13,081		79,524		97,877		35,125		34,960		30,725		32,919
Fixed charges	19,029		24,640		49,075		61,483		69,837		54,856		33,006
Total earnings	$32,110		104,164		146,952		96,608		104,797		85,581		65,925

Fixed charges:
Interest on deposits	$16,231		22,649		45,518		53,241		59,553		46,032		28,516
Interest on borrowings	1,083		1,901		3,377		7,947		9,886		8,400		4,085
Amortization of debt issuance costs	—		—		—		115		219		239		237
Interest portion of rental expense (1)	90		90		180		180		179		185		168
Total fixed charges	$17,404		24,640		49,075		61,483		69,837		54,856		33,006
Preferred dividend requirements	1,625		1,561		3,169		—		—		—		—
Total fixed charges and preferred
dividends	$19,029		26,201		52,244		61,483		69,837		54,856		33,006

Ratio of earnings to fixed charges,
including interest on deposits	1.84	x	4.23	x	2.99	x	1.57	x	1.50	x	1.56	x	2.00	x
Ratio of earnings to fixed charges and
preferred dividends, including
interest on deposits	1.69	x	3.98	x	2.81	x	1.57	x	1.50	x	1.56	x	2.00	x

Excluding Interest on Deposits:
Earnings:
Income before income taxes	$13,081		79,524		97,877		35,125		34,960		30,725		32,919
Fixed charges	2,798		3,552		3,557		8,242		10,284		8,824		4,490
Total earnings	$15,879		83,076		101,434		43,367		45,244		39,549		37,409

Fixed charges:
Interest on borrowings	$1,083		1,901		3,377		7,947		9,886		8,400		4,085
Amortization of debt issuance costs	—		—		—		115		219		239		237
Interest portion of rental expense (1)	90		90		180		180		179		185		168
Total fixed charges	$1,173		1,991		3,557		8,242		10,284		8,824		4,490
Preferred dividend requirements	1,625		1,561		3,169		—		—		—		—
Total fixed charges and preferred
dividends	$2,798		3,552		6,726		8,242		10,284		8,824		4,490

Ratio of earnings to fixed charges,
excluding interest on deposits	13.54	x	41.73	x	28.52	x	5.26	x	4.40	x	4.48	x	8.33	x
Ratio of earnings to fixed charges and
preferred dividends, excluding
interest on deposits	5.68	x	23.39	x	15.08	x	5.26	x	4.40	x	4.48	x	8.33	x

(1)	Estimated to be one-third of rental expense.